Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

RxSight, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(r)	2,053,571(1)	$56.00	$114,999,976.00	0.00014760	$16,974 (2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$114,999,976.00		$16,974

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$16,974

(1)	Includes 267,857 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.
(2)

Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-279206) on May 8, 2024 (the “Registration Statement”) was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended and is paid herewith. This “Calculation of Filing Fee” table shall be deemed to update the table in Item 14 of the Registration Statement on Form S-3.